ISCO International Announces Change in Its Board of Directors

ELK GROVE VILLAGE, IL -- 03/28/2007 -- ISCO International, Inc. (AMEX: ISO), a leading provider of radio-frequency management and interference-control systems for the wireless telecommunications industry, announced today that Dr. Martin (Marty) Singer is resigning from ISCO's Board of Directors. In other news, Director Tom Powers announced his intention to retire from the Board when his term expires in June 2007, and not stand for election at the next annual meeting of shareholders.

Singer resignation

Dr. Singer is Chairman and CEO of PCTEL, Inc. (NASDAQ: PCTI), a wireless access and mobile computing company based in Chicago. Prior to joining PCTEL, Dr. Singer was President and CEO of SAFCO Technologies, and prior to that he served as a Vice President within Motorola's Cellular Infrastructure Group. Dr. Singer serves in many capacities, including on the executive committee of the AeA (American Electronics Association). Dr. Singer cited time constraints in his notice of departure, which is to be effective April 2, 2007.

"We are disappointed to lose Marty as a director, but we respect his priorities," said ISCO's President and Chief Executive Officer John Thode.

Powers intention to retire

Mr. Tom Powers, a director since 1996, announced his intention to retire from ISCO's Board of Directors at the end of his term, consistent with ISCO's Corporate Governance Guidelines' expectation of director retirement at the age of 70. As Mr. Powers reached this milestone, he has decided to retire following his current term of office. Mr. Powers' term will expire at ISCO's next annual meeting of stockholders, which ISCO expects to occur during June 2007.

"Tom impressed me from the moment I met him as a gentleman and a class act," said Thode. "He has diligently carried out his duties and provided valuable insights and direction to me and to the company. He will be sorely missed."

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario
PHONE: 847-391-9492
INTERNET: iscoir@iscointl.com